Exhibit 10.5
FIXED RATE NOTE

$20,331,000.00	May 23, 2007
     FOR VALUE RECEIVED, PAPILLION BUILDING LLC, a Delaware limited liability company (“Borrower”), having its principal place of business at 5711 South 86th Circle, Omaha, Nebraska 68127, promises to pay to the order of SUBURBAN CAPITAL MARKETS, INC., a Maryland corporation, its successors or assigns, having its place of business at 11 N. Washington Street, Suite 230, Rockville, Maryland 20850 (herein referred to as the “Lender”), the principal sum of TWENTY MILLION THREE HUNDRED THIRTY ONE THOUSAND AND NO/100 DOLLARS ($20,331,000.00) in lawful money of the United States of America with interest thereon to be computed on the unpaid principal balance from time to time outstanding from the date of this Note (herein so called) at the Applicable Interest Rate (hereinafter defined), and to be paid in installments as follows:
     Interest on the principal sum of this Note shall be calculated by multiplying the actual number of days elapsed in each accrual period by a daily rate based on a three hundred sixty (360)-day year. In computing the number of days during which such interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on or before the last Business Day prior to such due date. The term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.
     The Constant Payment (as hereinafter defined) required hereunder is based on an amortization schedule of three hundred sixty (360) months.
     1. Payment Terms.
          (a) A payment of interest only on the date hereof for the period from the date hereof through June 5, 2007, both inclusive;
          (b) Thereafter, monthly interest only payments (each, an “Interest-Only Installment”) commencing on the sixth day of July, 2007 (the “First Payment Date”), and on the sixth day of each calendar month thereafter up to and including the sixth day of June, 2012 (each, an “Interest-Only Payment Date”), in accordance with Schedule “1” attached hereto and incorporated herein by reference; each of such payments to be applied to the payment of interest computed at the Interest Rate.
          (c) Consecutive monthly installments (each a “Constant Payment”) of $122,968.52 on the sixth (6th) day of each month (each a “Payment Date”) beginning July 6, 2012; each of such payments to be applied to the payment of interest computed at the Applicable

Interest Rate; and the balance applied toward the reduction of the principal sum; in addition to such Constant Payments (provided that Lender does not elect to change the Maturity Date (as defined below) to the Anticipated Repayment Date (as defined below) under the provisions of this Note set forth below), Borrower shall on June 6, 2017 (the “Anticipated Repayment Date”) and on each Payment Date thereafter additionally pay to Lender the entire amount of the Remaining Available Cash for such date, as defined by and determined in accordance with the Cash Management Agreement, dated as of the date hereof, by and among Borrower and Lender;
          (d) A varying payment on the sixth day of July, 2017, and on the sixth day of each calendar month thereafter up to and including the sixth day of May, 2037, in an amount equal to the sum of (i) the Constant Payment, each such payment to be applied to the payment of interest computed at the Initial Interest Rate (as defined herein) and the balance applied toward the reduction of the principal sum, with all remaining unpaid interest accrued (“Deferred Interest”) to be deferred until the Maturity Date or upon the earlier acceleration of the Debt (provided that the provisions of this subparagraph (d) shall not be effective in the event Lender elects to change the Maturity Date to the Anticipated Repayment Date under the provisions of this Note set forth below); and
          (e) The balance of said principal sum and all interest thereon shall be due and payable on the sixth day of June, 2037 (the “Maturity Date”); provided, that in the event Lender elects, by written notice delivered to Borrower at any time on or prior to the Anticipated Repayment Date, that the Maturity Date shall be the Anticipated Repayment Date, then, without further notice, demand or other action on the part of Borrower, Lender or any other person or entity, the Maturity Date shall be the Anticipated Repayment Date for all purposes under this Note and the other Loan Documents, and the balance of the principal sum of this Note and all interest thereon shall be due and payable on the Anticipated Repayment Date.
     In the absence of a specific determination by Lender to the contrary, all payments paid by Borrower to Lender in connection with the obligations of Borrower under this Note and under the other Loan Documents shall be applied in the following order of priority: (a) to amounts, other than principal and interest, due to Lender pursuant to this Note or the other Loan Documents; (b) to the portion of accrued but unpaid interest accruing at the Initial Interest Rate on this Note; (c) to the unpaid principal balance of this Note; and (d) to any Deferred Interest, together with interest accrued thereon. Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.
     2. Interest Rate. The term “Applicable Interest Rate” as used in this Note shall mean from the date of this Note through and including the Anticipated Repayment Date, a rate of six and eighty-two one thousandths percent (6.082%) per annum (the “Initial Interest Rate”); provided, that in the event Lender does not elect to change the Maturity Date to the Anticipated

Repayment Date as provided in this Note, the Applicable Interest Rate from and after the Anticipated Repayment Date shall be a per annum rate which is two percent (2%) in excess of the Initial Interest Rate. Each monthly “Interest Period” hereunder shall mean the period beginning and including the sixth (6th) day of a calendar month and ending on (and including) the fifth (5th) day of the subsequent calendar month.
     3. Default and Acceleration. The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon, all Deferred Interest and interest accrued and unpaid thereon, and all other sums due under the Mortgage (hereinafter defined), the Loan Documents (as hereinafter defined) and this Note (all such sums hereinafter collectively referred to as the “Debt”) shall without notice become immediately due and payable at the option of Lender if any payment due on the Maturity Date is not paid on such date or if any other payment required in this Note is not paid on or before the date when due, or if any Event of Default (as defined in the Mortgage) occurs, or on the happening of any other default, after the expiration of any applicable notice and grace periods, herein or under the terms of the Mortgage or other Loan Documents (hereinafter collectively an “Event of Default”), and further provided that the Debt shall automatically become immediately due and payable, without notice or any exercise of any option on the part of Lender, if an Event of Default of the type set forth in Section 22(h) of the Mortgage occurs with respect to Borrower. All of the terms, covenants and conditions contained in the Mortgage and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein. In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security hereof, Borrower also agrees to pay reasonable attorneys’ fees for the services of such counsel whether or not suit be brought.
     4. Default Interest. Borrower does hereby agree that upon the occurrence of an Event of Default or upon the failure of Borrower to pay the Debt in full on the Maturity Date, Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum at the rate of five percent (5%) above the Applicable Interest Rate (the “Default Rate”). The Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt. This charge shall be added to the Debt, and shall be deemed secured by the Mortgage. This section, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default. In the event the Default Rate is above the maximum rate permitted by applicable law, the Default Rate shall be the maximum rate permitted by applicable law.
     5. Prepayment; Yield Maintenance.
          (a) Except as provided in Section 5(b) below, the principal balance of this Note may not be prepaid in whole or in part prior to the date which is the second Payment Date prior to the Anticipated Repayment Date (the “First Open Prepayment Date”) (for example, if the Anticipated Repayment Date is December 6 of a given calendar year, the second Payment Date prior to the Anticipated Repayment Date would be October 6 of such calendar year, and would constitute the First Open Prepayment Date).

          (b) After the date which is the earlier to occur of (i) the second (2nd) anniversary of the “start-up day” (within the meaning of Section 860G(a)(9) of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (the “Code”)), of the “real estate investment conduit” (“REMIC”) that then holds this Note or (ii) the fourth (4th) anniversary of the date of this Note, and prior to the First Open Prepayment Date, Borrower may prepay the Debt in whole, but not in part, provided that any such prepayment by Borrower shall be subject to the satisfaction of the following conditions precedent and other provisions below:
          (i) Borrower shall provide not less than thirty (30) days, and not more than ninety (90) days, prior written notice to Lender specifying the date on which the prepayment is to occur. Such notice shall indicate the principal amount of this Note to be prepaid;
          (ii) Borrower shall pay to Lender (A) the interest which would have accrued on the amount of such prepayment during the remaining days of the Interest Period within which the prepayment is made, (B) all accrued and unpaid interest on the principal balance of this Note, (C) all other sums, not including scheduled interest or principal payments, due under this Note, the Mortgage, and the other Loan Documents, and (D) the Yield Maintenance Amount (as defined below); and
          (iii) No Event of Default shall have occurred, and no condition shall exist which with the giving of notice or passage of time or both would constitute an Event of Default.
          (c) For purposes hereof, “Yield Maintenance Amount” shall mean an amount equal to the sum of (a) the interest which would have accrued on the principal balance of this Note during the remaining days of the Interest Period containing the date (the “YMP Due Date”) which is the earlier of (x) the date of prepayment of the Debt or (y) such earlier date upon which the balance of this Note shall become due and payable, whether as a result of acceleration of the maturity of the Debt or otherwise, plus (b) the greater of (i) 1% of the unpaid principal balance of this Note on the YMP Due Date (assuming no prepayment of this Note on such date) or (ii) the product obtained by multiplying (1) the entire principal balance of this Note on the YMP Due Date (assuming no prepayment of this Note on such date), times (2) the difference (expressed as a decimal; e.g., a 10% interest rate = 0.10) obtained by subtracting the Yield Rate (as defined below) from the Applicable Interest Rate on this Note, times (3) the present value factor using the following formula:

1-(1 + r/12)-n r

where:
r=	Yield Rate, and
n=	the number of monthly Interest Periods remaining between the YMP Due Date and the Anticipated Repayment Date

          The “Yield Rate” shall be the annualized yield on securities selected by Lender issued by the United States Treasury having a maturity corresponding to the scheduled Maturity Date of this Note as determined by Lender, as quoted in Federal Reserve Statistical Release [H. 15(519)] under the heading “U.S. Government Securities — Treasury Constant Maturities” for the fifth Business Day preceding the YMP Due Date, converted to a monthly equivalent yield. If yields for such securities of such maturity are not shown in such publication, then the Yield Rate shall be determined by Lender by linear interpolation between the yields of securities of the next longer and next shorter maturities. If said Federal Reserve Statistical Release or any other information necessary for determination of the Yield Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Yield Rate shall be determined by Lender based on comparable data. The Lender’s calculation of the Yield Maintenance Amount shall be conclusive except in the case of manifest error.
          (d) Borrower acknowledges and agrees that Yield Maintenance Amount is not a penalty or additional interest, but is Lender’s cost of liquidating its investments in the event of any prepayment of this Note. Borrower hereby covenants and agrees to indemnify Lender and hold it harmless from any reasonable costs, fees, expenses (including attorney’s fees) resulting from any action, litigation or judicial decision brought by Borrower or an affiliate alleging, claiming or holding that the Yield Maintenance Amount is a penalty or additional interest, and from any damages (whether compensatory or punitive) ordered by a court, judge or administrative law judge which may determine that the Yield Maintenance Amount is a penalty or additional interest.
          (e) Borrower shall pay the Yield Maintenance Amount upon any prepayment that occurs prior to the First Open Prepayment Date, whether during any time when prepayment is prohibited or permitted, and whether such prepayment is voluntary or involuntary (including in connection with Lender’s acceleration of the unpaid principal balance of this Note) or the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means; provided that if a complete or partial prepayment results from the application to the Debt of the casualty or condemnation proceeds from the property and no Event of Default exists, no Yield Maintenance Amount will be imposed. Partial prepayments of principal resulting from the application of casualty or insurance proceeds to the Debt shall not change the amounts of subsequent monthly installments nor change the dates on which such installments are due, unless Lender shall otherwise agree in writing. The Yield Maintenance Amount shall also become due and payable, and Borrower shall pay the Yield Maintenance Amount to Lender immediately if the Debt shall be accelerated or otherwise become payable in full prior to the First Open Prepayment Date, whether due to any default under this Note, the Mortgage or the other Loan Documents or otherwise. Lender shall not be obligated to accept any prepayment of all or any part of the principal balance of this Note if such prepayment is not accompanied by the Yield Maintenance Amount.

          (f) No Yield Maintenance Amount shall be due in connection with prepayment of the entire principal balance of this Note on or after the First Open Payment Date.
     6. Security. This Note is evidence of that certain loan made by Lender to Borrower contemporaneously herewith (the “Loan”). This Note is secured by (a) a Deed of Trust and Security Agreement of even date herewith in the amount of this Note given by Borrower for the use and benefit of Lender covering the fee estate of Borrower in certain premises as more particularly described therein (the “Property”) (as the same may be amended, restated, extended, supplemented, or otherwise modified from time to time, the “Mortgage”), (b) an Assignment of Leases and Rents of even date herewith executed by Borrower in favor of Lender (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Assignment of Leases”), and (c) the other Loan Documents (as hereinafter defined). The term “Loan Documents” as used in this Note relates collectively to this Note, the Mortgage, the Assignment of Leases and any and all other documents securing, evidencing, or guaranteeing all or any portion of the Loan or otherwise executed and/or delivered in connection with this Note and the Loan.
     7. Maximum Legal Interest. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this section shall control every other covenant and agreement in this Note. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other Debt and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full of the Debt so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
     8. Late Charges. Notwithstanding any longer period granted under Section 3 hereof in connection with the occurrence of an Event of Default and Lender’s acceleration remedies, if any sum payable under this Note is not paid on or before the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of the current amount due of such unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment and such amount shall be secured by the Mortgage and other Loan Documents.
     9. No Oral Changes. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
     10. Joint and Several Liability. If Borrower consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.
     11. Waivers. Except as specifically provided in the Loan Documents, Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, and non-payment, notice of intent to accelerate the maturity hereof and notice of such acceleration. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Mortgage or the other Loan Documents made by agreement between Lender and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other who may become liable for the payment of all or any part of the Debt, under this Note, the Mortgage or the other Loan Documents.
     12. Limitations on Recourse.
          (a) Notwithstanding anything in the Loan Documents to the contrary, but subject to the qualifications and other provisions in clauses (b), (c) and (d) of this Section 12 below, Lender and Borrower agree that: (i) Borrower shall be liable upon the Debt and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of the security therefor, the same being all properties (whether real or personal), rights, estates and interests now or at any time hereafter securing the payment of the Debt and/or the other obligations of Borrower under the Loan Documents; (ii) if a default occurs in the timely and proper payment of all or any part of the Debt, any judicial proceedings brought by Lender against Borrower shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens, security titles, estates, assignments, rights and security interests now or at any time hereafter securing the payment of the Debt and/or the other obligations of Borrower under the Loan Documents, and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Borrower other than the Property; and (iii) in the event of a foreclosure of such liens, security titles, estates, assignments, rights or security interests securing the payment of the Debt, no judgment for any deficiency upon the Debt shall be sought or obtained by Lender against Borrower.
          (b) Nothing contained in this Section 12 shall (A) be deemed to be a release or impairment of the Debt or the lien of the Loan Documents upon the Property, (B) preclude

Lender from foreclosing under the Loan Documents in case of any default or from enforcing any of the other rights of Lender, including naming Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage, or obtaining the appointment of a receiver or prohibit Lender from obtaining a personal judgment against Borrower on the Debt to the extent (but only to the extent) such judgment may be required in order to enforce the liens, security titles, estates, assignments, rights and security interests securing payment of the Debt, (C) limit or impair in any way whatsoever the Guaranty (the “Guaranty”) of even date executed and delivered in connection with the indebtedness evidenced by this Note or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to the Guaranty, or (D) release, relieve, reduce, waive or impair in any way whatsoever any obligations of any person other than Borrower which is a party to any of the other Loan Documents.
          (c) In the event of fraud or material misrepresentation by Borrower or Guarantor or any of their agents, affiliates, officers or employees in connection with the Loan Documents or the documents delivered by any of them, or if the first full monthly installment on this Note is not paid when due, or if any petition or proceeding for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by Borrower (or if any such petition or proceeding was not so filed by Borrower, but Borrower or Guarantor or their respective agents, affiliates, officers or employees consented to, acquiesced in, arranged or otherwise participated in bringing about the institution of such petition or proceeding), or if there shall occur any material breach or default under the provisions of Section 9 of the Mortgage (entitled “Single-Purpose Entity/Separateness”) or Section 12 of the Mortgage (entitled “Transfer or Encumbrance of the Property”), the limitations on recourse set forth in this Section 12, including the provisions of this Section 12(a) above, will be null and void and completely inapplicable, and this Note shall be full recourse to Borrower.
          (d) Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs) incurred or suffered by Lender arising out of or in connection with the following:
          (i) any breach of the Environmental Liabilities Agreement executed by Borrower and Guarantor for the benefit of Lender, dated on or about the date hereof, including the indemnification provisions contained therein;
          (ii) any failure to comply with the provisions of the Loan Documents prohibiting subordinate financing or the sale, transfer or encumbrance of the Property or any direct or indirect ownership interest in Borrower;
          (iii) any application in violation of the Loan Documents or other misapplication by Borrower, its agents, affiliates, officers or employees of any funds derived from the Property, including security deposits, insurance proceeds and condemnation awards;

          (iv) after the occurrence of an Event of Default or otherwise to the extent the Loan Documents require such application, Borrower’s failure to apply proceeds of rents (including rents collected in advance) or any other receipts in respect of the leases (lease termination and modification payments and recoveries upon defaulted leases) and other income or funds derived from the Property or any other collateral when received to the costs of maintenance and operation of the Property and to the payment of taxes, lien claims, insurance premiums, monthly payments of principal and interest or escrow payments or other payments due under the Loan Documents;
          (v) Borrower, Guarantor or any Affiliate contests or in any way interferes with, directly or indirectly, any foreclosure action or sale commenced by Lender or with any other enforcement of Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to the Property or any other collateral for the Debt (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise), other than contests brought in good faith by Borrower upon which such Borrower ultimately prevails through a favorable court order in favor of Borrower;
          (vi) the seizure or forfeiture of the Property, or any portion thereof, or Lender’s interest therein, resulting from criminal wrongdoing by Borrower, its agents, affiliates, officers or employees;
          (vii) in the event Lender has waived (or Borrower has failed to pay or the Mortgage does not require) the monthly collection for real and personal property taxes, assessments, insurance premiums, or ground rents, then failure by Borrower to pay any or all such taxes, assessments, premiums and rents;
          (viii) waste of the Property;
          (ix) any failure by Borrower to insure the Property in accordance with the Loan Documents;
          (x) the removal or disposal of any portion of the Property after an Event of Default to the extent such Property is necessary to the operation, preservation or protection of the Property in Lender’s reasonable discretion and is not replaced by Borrower with like property of equivalent value, function and design;
          (xi) any payments made by Borrower to any affiliated property manager or other Affiliate of Borrower after the occurrence and during the continuance of an Event of Default;

          (xii) Borrower’s collection of Rents more than one month in advance or entering into or modifying Leases, or receipt of monies by Borrower or its Affiliates in connection with the modification of any Leases, in violation of the Mortgage; and
          (xiii) any documentary stamp, intangibles tax, mortgage recording tax or other transfer or mortgage or mortgage debt taxes or fees or other similar taxes or fees charged upon any transfer of the Property to or by Borrower or upon the making of the loan evidenced by the Note or upon the Note or Mortgage or the recording or acceptance thereof, and any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents.
     Borrower shall additionally be personally liable for (and the provisions of Section 12(a) above shall not be applied to limit or otherwise affect Borrower’s personal liability for) and shall pay to Lender upon demand any and all fees, costs and expenses, including without limitation legal fees and expenses, incurred by Lender and its servicers in connection with the enforcement by Lender of any obligations of Borrower for which Borrower is personally liable hereunder and under the Environmental Liabilities Agreement, together with interest accrued for any such unpaid obligations at the Default Rate.
     13. Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner and be effective as specified in the Mortgage, directed to the parties at their respective addresses as provided therein.
     14. Transfers of Note and Loan. Lender shall have the unrestricted right at any time or from time to time to sell this Note and the Loan or participation interests therein. Borrower shall execute, acknowledge and deliver any and all instruments requested by Lender to satisfy such purchasers or participants that the unpaid indebtedness evidenced by this Note is outstanding upon the terms and provisions set out in this Note and the other Loan Documents. Such assignee(s) or participant(s) shall have the rights and benefits with respect to this Note and the other Loan Documents as such assignee(s) or participant(s) would have if they were Lender hereunder.
     15. Waiver of Trial By Jury; Waiver of Certain Claims. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH INCLUDING, BUT NOT LIMITED TO THOSE RELATING TO (A) ALLEGATIONS THAT A PARTNERSHIP EXISTS BETWEEN LENDER AND BORROWER; (B) USURY OR PENALTIES OR DAMAGES THEREFOR; (C) ALLEGATIONS OF UNCONSCIONABLE ACTS, DECEPTIVE TRADE PRACTICE, LACK OF GOOD FAITH OR FAIR DEALING, LACK OF COMMERCIAL REASONABLENESS, OR SPECIAL RELATIONSHIPS (SUCH AS FIDUCIARY, TRUST OR CONFIDENTIAL RELATIONSHIP); (D) ALLEGATIONS OF

DOMINION, CONTROL, ALTER EGO, INSTRUMENTALITY, FRAUD, REAL ESTATE FRAUD, MISREPRESENTATION, DURESS, COERCION, UNDUE INFLUENCE, INTERFERENCE OR NEGLIGENCE; (E) ALLEGATIONS OF TORTIOUS INTERFERENCE WITH PRESENT OR PROSPECTIVE BUSINESS RELATIONSHIPS OR OF ANTITRUST; OR (F) SLANDER, LIBEL OR DAMAGE TO REPUTATION. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
     16. Authority. Borrower (and the other undersigned representative of Borrower, if any) represents that Borrower has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Mortgage and the other Loan Documents and that this Note, the Mortgage and the other Loan Documents constitute valid and binding obligations of Borrower.
     17. Governing Law; Consent to Jurisdiction. This Note shall be governed and construed in accordance with the laws of the state where the Property is located and the applicable laws of the United States of America. Borrower hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the state in which the Property is located in connection with any proceeding relating to this Note.
[Signature Page Follows]

     IN WITNESS WHEREOF, Borrower has duly executed this Note the day and year first above written.

BORROWER:

PAPILLION BUILDING LLC, a Delaware limited liability company

By:	INFOUSA, Inc., a Delaware corporation, its sole member

	By:	/s/ Stormy L. Dean

	Name:	Stormy L. Dean
	Title:	Chief Financial Officer

Schedule 1
Interest-Only Payments

DATE	PAYMENT
7/6/07	$103,044.29
8/6/07	$106,479.09
9/6/07	$106,479.09
10/6/07	$103,044.29
11/6/07	$106,479.09
12/6/07	$103,044.29
1/6/08	$106,479.09
2/6/08	$106,479.09
3/6/08	$99,609.48
4/6/08	$106,479.09
5/6/08	$103,044.29
6/6/08	$106,479.09
7/6/08	$103,044.29
8/6/08	$106,479.09
9/6/08	$106,479.09
10/6/08	$103,044.29
11/6/08	$106,479.09
12/6/08	$103,044.29
1/6/09	$106,479.09
2/6/09	$106,479.09
3/6/09	$96,174.67
4/6/09	$106,479.09
5/6/09	$103,044.29
6/6/09	$106,479.09
7/6/09	$103,044.29
8/6/09	$106,479.09
9/6/09	$106,479.09
10/6/09	$103,044.29
11/6/09	$106,479.09
12/6/09	$103,044.29
1/6/10	$106,479.09
2/6/10	$106,479.09
3/6/10	$96,174.67
4/6/10	$106,479.09
5/6/10	$103,044.29
6/6/10	$106,479.09
7/6/10	$103,044.29
8/6/10	$106,479.09
9/6/10	$106,479.09

DATE	PAYMENT
10/6/10	$103,044.29
11/6/10	$106,479.09
12/6/10	$103,044.29
1/6/11	$106,479.09
2/6/11	$106,479.09
3/6/11	$96,174.67
4/6/11	$106,479.09
5/6/11	$103,044.29
6/6/11	$106,479.09
7/6/11	$103,044.29
8/6/11	$106,479.09
9/6/11	$106,479.09
10/6/11	$103,044.29
11/6/11	$106,479.09
12/6/11	$103,044.29
1/6/12	$106,479.09
2/6/12	$106,479.09
3/6/12	$99,609.48
4/6/12	$106,479.09
5/6/12	$103,044.29
6/6/12	$106,479.09

14